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                                                                     EXHIBIT 4.5

                            PATENT LICENSE AGREEMENT

                     BETWEEN THE UNIVERSITY OF TEXAS SYSTEM

                                       AND

                          CYTOCLONAL PHARMACEUTICS INC.

         THIS AGREEMENT is made by and between the BOARD OF REGENTS (BOARD) OF THE UNIVERSITY OF TEXAS SYSTEM (SYSTEM), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78710, on behalf of THE UNIVERSITY OF TEXAS AT DALLAS (UNIVERSITY) and CYTOCLONAL PHARMACEUTICS INC., (LICENSEE), a corporation organized and existing under the laws of the State of Texas and having a principal place of business located at 9000 Harry Hines Blvd, Dallas, Texas 75235.

                               W I T N E S E T H :

         Whereas BOARD owns certain PATENT RIGHTS and TECHNOLOGY RIGHTS related to LICENSED SUBJECT MATTER, which were developed at UNIVERSITY, a component institution of SYSTEM, whose address is P.O. Box 830688, Richardson, Texas 75083-0688, including without limitation PATENT RIGHTS and TECHNOLOGY RIGHTS that may be developed pursuant to a Sponsored Research Agreement (SRA) between BOARD, UNIVERSITY, and LICENSEE to be performed under the direction of Dr. Donald M. Gray or his/her successors and described in Article XV;

         Whereas, BOARD desires to have the LICENSED SUBJECT MATTER developed and used for the benefit of LICENSEE, the investors, BOARD, UNIVERSITY and the public as outlined in the Intellectual Property Policy promulgated by the BOARD; and

         Whereas LICENSEE wishes to obtain a license from BOARD to practice LICENSED SUBJECT MATTER;

         NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereto agree as follows:

                                I. EFFECTIVE DATE

         EFFECTIVE DATE shall mean that date of the last party to execute this AGREEMENT, as shown on the execution page.

                                 II. DEFINITIONS

         As used in this AGREEMENT, the following terms shall have the meanings indicated:

         2.1 LICENSED SUBJECT MATTER shall mean inventions and discoveries covered by PATENT RIGHTS or TECHNOLOGY RIGHTS within LICENSED FIELD.

         2.2 PATENT RIGHTS shall mean BOARD's rights in information or discoveries covered by (a) U.S. Patent Application Serial No. 08/320,507 filed October 7, 1994, entitled "A Method for Ranking Sequences to Select Target Sequence Zones of Nucleic Acids" filed October 7, 1994, naming Dr. Donald M. Gray as inventor (hereinafter INVENTOR), corresponding to The University of Texas at Dallas Sponsor Number UTD-92-29; and its foreign counterparts; (b) all divisionals, continuations, reissues, reexaminations or extensions of patent applications of (a) above; (c) all continuations-in-part of patent applications of (a) above, the research for which was directly supported by LICENSEE through sponsored research and future supported research; (d) to the



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extent that third parties do not have prior rights, PATENT RIGHTS shall include
LICENSEE having rights of first refusal to obtain an exclusive license consistent with this AGREEMENT to continuation-in-part applications of patent applications of (a) above even though not directly supported by LICENSEE through sponsored research, said right of first refusal to be exercisable within sixty
(60) days of written notice by BOARD; (e) all letters patent that issue on such continuation-in-part application or applications or any such divisional, continuation, reissue, reexamination or extension thereof. Inventor named in (a) through (e) above shall be referred to as INVENTOR.

         2.3 TECHNOLOGY RIGHTS shall mean BOARD'S rights in any technical information, know-how, process, procedure, composition, device, method, formula, protocol, technique, software, design, drawing, data or non-patentable invention directly relating to PATENT RIGHTS and/or LICENSED SUBJECT MATTER that is not covered by PATENT RIGHTS but which is necessary for practicing the invention at any time covered by PATENT RIGHTS.

         2.4 LICENSED FIELD shall mean all areas of antigene, gene-targeting, and antisense technology.

         2.5 LICENSED TERRITORY shall mean worldwide.

         2.6 AFFILIATE and SUBSIDIARY shall mean any business entity more than 50% owned by LICENSEE, any business entity which owns more than 50% of LICENSEE, or any business entity that is more than 50% owned by a business entity that owns more than 50% of LICENSEE.

         2.7 COMPOSITE PRODUCTS shall mean any product SOLD by LICENSEE with active ingredients comprising both LICENSED SUBJECT MATTER within PATENT RIGHTS and active ingredients other than LICENSED SUBJECT MATTER.

         2.8 SALE or SOLD shall mean the transfer or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE or a SUBSIDIARY.

         2.9 LICENSED PRODUCT shall mean any product comprising LICENSED SUBJECT MATTER pursuant to this AGREEMENT, including Composite Products.

         2.10 NET SALES shall mean the gross revenues (whether or not in cash) actually received by LICENSEE from the SALE of LICENSED PRODUCTS less sales, V.A.T. and/or use taxes, duties and similar governmental assessments actually paid, transportation, packing, shipping insurance and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount). NET SALES also shall include user fees, wherein a user fee is payment for use of LICENSED SUBJECT MATTER whether or not a product is sold.

                         III. WARRANTY; SUPERIOR-RIGHTS

         3.1 Except for the rights, if any, of the Government of the United States, as set forth hereinbelow, BOARD, represents and warrants its belief that
(a) it is the owner of the entire right, title, and interest in and to LICENSED SUBJECT MATTER, and that it has the right to grant licenses thereunder and (b) it has no knowledge that the practice of any PATENT RIGHTS or the manufacture, sale or use of any LICENSED SUBJECT MATTER infringes or violates the patent or any other intellectual property rights of any third party.

         3.2 LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the Government's rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such



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agreement, applicable law or regulation and this AGREEMENT, the terms of such
Government agreement, applicable law or regulation shall prevail. The BOARD shall use its best efforts to obtain a waiver of all rights of the Government with respect to the PATENT RIGHTS and the LICENSED SUBJECT MATTER.

         3.3 BOARD makes no representations other than those specified in this AGREEMENT, and specifically, MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                   IV. LICENSE

         4.1 BOARD hereby grants to LICENSEE an exclusive royalty-bearing license under LICENSED SUBJECT MATTER to manufacture, have manufactured, use, and/or sell LICENSED PRODUCTS within LICENSED TERRITORY for use within LICENSED FIELD. This grant shall be subject to the payment or transfer by LICENSEE to BOARD of all consideration as provided in this AGREEMENT, and shall be further subject to rights retained by BOARD to:

                  (a) Publish the general scientific findings from research related to LICENSED SUBJECT MATTER provided that the BOARD shall provide LICENSEE with a right to review all such publications at least sixty (60) days in advance of publication in order to protect any patent or intellectual property rights; and

                  (b) Use LICENSED SUBJECT MATTER for research, teaching and other educationally-related non-commercial purposes at any component institution of the SYSTEM, provided BOARD may transfer outside the SYSTEM for educationally-related, non-commercial purposes with the prior written approval of LICENSEE, which shall not be unreasonably withheld.

         4.2 LICENSEE shall have the right to extend the license granted herein to any AFFILIATE provided that such AFFILIATE consents to be bound by this AGREEMENT to the same extent as LICENSEE.

         4.3 LICENSEE shall have the right to grant sublicenses consistent with this AGREEMENT provided that LICENSEE shall be responsible for the operations of its sublicensees relevant to this AGREEMENT as if such operations were carried out by LICENSEE, including the payment of royalties whether or not paid to LICENSEE by a sublicensee. LICENSEE further agrees to deliver to BOARD a true and correct copy of each sublicense granted by LICENSEE, and any modification, or termination thereof, within thirty (30) days after execution, modification, or termination. Upon termination of this AGREEMENT, any and all existing sublicenses granted by LICENSEE shall be assigned to BOARD.

         4.4 BOARD shall have the right at any time after three (3) years from the date of this AGREEMENT, to terminate the exclusivity of the license granted herein in any national jurisdiction within LICENSED TERRITORY if LICENSEE, within ninety (90) days after written notice from BOARD as to such intended termination of exclusivity, fails to provide written evidence that it has commercialized or is actively attempting to commercialize LICENSED SUBJECT MATTER within such jurisdiction. BOARD agrees to negotiate in good faith with LICENSEE for adjusting terms under such a non-exclusive arrangement. BOARD shall have the right at any time after five (5) years from the date of this AGREEMENT to terminate the license completely in any national jurisdiction if LICENSEE, within ninety (90) days after written notice from BOARD of such intended termination, fails to provide written evidence that it has commercialized or is actively attempting to commercialize LICENSED SUBJECT MATTER within such jurisdiction. Evidence provided by LICENSEE that it has an ongoing and active research, development, manufacturing, marketing or licensing program as appropriate, directed toward production and sale of LICENSED SUBJECT MATTER within such jurisdiction shall be deemed satisfactory evidence.



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                             V. PAYMENTS AND REPORTS

         5.1 Subject to the other terms of this Article V and in consideration of rights granted by BOARD to LICENSEE under this AGREEMENT, LICENSEE agrees to pay BOARD the following:

                  (a) A running royalty as provided in paragraph 5.2 in the case of SALES by LICENSEE or its SUBSIDIARIES; and

                  (b) One quarter of the gross revenues or other consideration received by LICENSEE from any sublicensee but in no event less than the amount due pursuant to Section 5.2 if the Sublicensee's SALES were deemed made by LICENSEE.

         5.2 Subject to Section 5.3, royalty on NET SALES by LICENSEE and any SUBSIDIARY shall be four percent (4%) of NET SALES in respect of LICENSED PRODUCTS SOLD.

         5.3 In the case of COMPOSITE PRODUCTS prior to the calculation of royalty due thereon NET SALES shall be multiplied by a fraction whose numerator is the cost of active ingredients within LICENSED SUBJECT MATTER and whose denominator is the cost of all active ingredients within such COMPOSITE PRODUCT. The resulting number shall represent the NET SALES price basis for calculation of royalties due on COMPOSITE PRODUCTS.

         5.4 Upon the request of BOARD but not more than once per calendar year, LICENSEE shall deliver to BOARD a written report as to LICENSEE'S efforts and accomplishments during the preceding year in commercializing LICENSED SUBJECT MATTER in various parts of the LICENSED TERRITORY and its commercialization plans for the upcoming year.

         5.5 During the term of this AGREEMENT, and for one (1) year thereafter LICENSEE shall keep complete and accurate records of its NET SALES and (as reported to it) its sublicensee's NET SALES of LICENSED PRODUCTS and COMPOSITE PRODUCTS under the license granted in this AGREEMENT in sufficient detail to enable the royalties payable hereunder to be determined. LICENSEE shall permit an independent certified public accountant (hired by the BOARD and reasonably acceptable to LICENSEE), at BOARD'S expense, to periodically examine its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this AGREEMENT; provided such accountant is bound in confidence and may not disclose any such information except to BOARD as necessary to show underpayment. In the event that the amounts due to BOARD have been underpaid, LICENSEE shall pay the cost of such examination, the due amount, and accrued interest thereon at the prevailing prime rate for commercial loans.

         5.6 Within forty-five (45) days after March 31, June 30, September 30 and December 31, LICENSEE shall deliver to BOARD at the addresses listed in section 16.2 a true and accurate report, giving such particulars of the business conducted by LICENSEE during the preceding calendar quarter under this AGREEMENT as are pertinent to an account for payments hereunder. Such report shall include at least (a) the quantifies of LICENSED SUBJECT MATTER that it has SOLD; (b) the total SALES; (c) the calculation of royalties thereon; and (d) the total royalties so computed due BOARD. Simultaneously with the delivery of each such report LICENSEE shall pay to BOARD the amount, if any, due for the period of such report. If no payments are due, it shall be so reported. LICENSEE shall impose on sublicensees similar reporting and payment obligations and shall provide BOARD similar reports from sublicensees as they relate to BOARD'S entitlements under section 5.1(b) to the extent received during such quarter or thereafter up until fifteen (15) business days prior to the due date for the report on LICENSEE'S SALES. Simultaneously with



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its report on such sublicensee activity, LICENSEE shall pay to BOARD amounts due under section 5.1(b).

         5.7 All amounts payable hereunder by LICENSEE shall be payable in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Checks for amounts due to BOARD shall be made payable to The University of Texas at Dallas and mailed to: Office of Sponsored Projects, The University of Texas at Dallas, P.O. Box 830688, Richardson, Texas, 75083-0688, Attention: Dr. Marianne Woods.

                            VI. TERM AND TERMINATION

         6.1 The Term of this AGREEMENT shall extend from the Effective Date set forth hereinabove to the full end of the term or terms for which PATENT RIGHTS have not expired and if only TECHNOLOGY RIGHTS are licensed and no PATENT RIGHTS are applicable, for a term of twenty (20) years.

         6.2 This AGREEMENT will earlier terminate:

                  (a) automatically if any payment obligation of LICENSEE in
         Section V of the present Agreement is not received by BOARD within thirty (30) days after LICENSEE receives written notice of its failure to make such payment. In this circumstance, LICENSEE may petition BOARD for reinstatement of this AGREEMENT within ninety (90) days after this thirty (30) day period has elapsed. Reinstatement of this AGREEMENT shall be at the discretion of BOARD and contingent upon payment of all past due payments and accrued interest at the prime rate plus two percent (2%), unless such interest is greater than the highest allowable rate by law in which the interest shall be the highest allowable rate by law; or

                  (b) upon ninety (90) days written notice if LICENSEE or BOARD shall breach or default on any obligation under this License AGREEMENT; provided, however, LICENSEE or BOARD may avoid such termination if before the end of such period LICENSEE or BOARD notifies the other party that such breach has been cured and states the manner of such cure, and in fact the breach has been cured; or

                  (c) Under the provisions of Paragraph 4.4 if invoked; or

                  (d) Upon sixty (60) days written notice by LICENSEE.

         6.3 Upon termination of this AGREEMENT for any cause, nothing herein shall be construed to release either party of any obligation matured prior to the effective date of such termination. LICENSEE may, after the effective date of such termination, sell all LICENSED PRODUCT and parts therefor that it may have on hand at the date of termination provided that it makes all payments to BOARD required by this AGREEMENT.

                       VII. INFRINGEMENT BY THIRD PARTIES

         7.1 LICENSEE shall have the obligation of enforcing at its expense any patent exclusively licensed hereunder against infringement by third parties. In the event that LICENSEE is awarded a recovery from an infringer or misappropriating party in excess of the reasonable costs and expenses for bringing such infringement or misappropriation action, LICENSEE shall pay to BOARD twenty-five percent (25%) of any such excess recovery. In the event that LICENSEE does not file suit against a substantial infringer of such patents within six (6) months of receipt of a written demand from BOARD to bring suit, BOARD and LICENSEE will consult with one another in an effort to determine whether a reasonably prudent licensee would institute litigation to enforce the patent in question in light of all relevant business and economic


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factors (including, but not limited to, the projected costs of such litigation, the likelihood of success on the merits, the probable amount of any damage award, the prospects for satisfaction of any judgment against the alleged infringer, the possibility of counterclaims against LICENSEE and BOARD, the diversion of LICENSEE'S human and economic resources, the impact of any possible adverse outcome on LICENSEE'S and BOARD'S respective reputations and goodwill). After such consultation, if BOARD and LICENSEE have not reached agreement and LICENSEE does not file suit forthwith against the substantial infringer, then BOARD shall have the right to convert the previously licensed exclusive rights to non-exclusive provided that a reasonably prudent licensee would have brought such suit in light of the above-mentioned circumstances.

                  7.2 In any suit or dispute involving an infringer, the parties shall cooperate fully, and upon the request and at the expense of the party bringing suit, the other party shall make available to the party bringing suit at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens, and the like which are in its possession.

                                VIII. ASSIGNMENT

                  This AGREEMENT may not be assigned by LICENSEE without the prior written consent of BOARD, which consent will not be unreasonably denied or withheld.

                               XI. PATENT MARKING

                  LICENSEE agrees to mark permanently and legibly all products and documentation manufactured or sold by it under this AGREEMENT with such patent notice as may be permitted or required under Title 35, United States Code.

                               X. INDEMNIFICATION

                  LICENSEE shall hold harmless and indemnify BOARD, SYSTEM, UNIVERSITY, its Regents, officers, employees and agents (hereinafter referred to collectively as "INDEMNITEES") from and against any claims, demands, or causes of action whatsoever (hereinafter collectively referred to as "CLAIMS"), including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of or resulting from, the exercise or practice of the license granted hereunder by LICENSEE or its officers, employees, agents or representatives except to the extent that any such CLAIM arises out of the result of the negligence or misconduct of the INDEMNITEES.

                                 XI. USE OF NAME

                  LICENSEE shall not use the name of UNIVERSITY, SYSTEM, BOARD, INVENTORS, Regents or employees without express prior written consent.

                          XII. CONFIDENTIAL INFORMATION

                  12.1 BOARD and LICENSEE each agree that all trade secrets and/or information contained in documents or otherwise disclosed (i.e. oral) which are forwarded to one by the other shall be received in strict confidence, used only for the purposes of this AGREEMENT, and not disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the other party, unless such information
(a) was in the public domain at the time of disclosure; (b) later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns; (c) was lawfully disclosed to the recipient party by third party having the right to disclose it; (d) was


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already known by the recipient party at the time of disclosure, the burden of proof being upon the recipient party; (e) was independently developed; or (f) is required to be submitted to a government agency pursuant to any preexisting obligation.

                  12.2 Each party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party's confidential information it uses to protect its own confidential information. This obligation shall exist while this AGREEMENT is in force and for a period of three (3) years thereafter.

                          XIII. PATENTS AND INVENTIONS

                  13.1 LICENSEE shall reimburse UNIVERSITY for all past, present, and future expenses incurred in searching, preparing, filing, prosecuting and maintaining patent applications and patents relating to PATENT RIGHTS. If after consultation with LICENSEE it is agreed by UNIVERSITY, as appropriate, and LICENSEE concurs that another patent application should be filed for LICENSED SUBJECT MATTER, UNIVERSITY, as appropriate, will prepare and file appropriate patent applications, and LICENSEE shall pay or promptly reimburse UNIVERSITY for the cost of searching, preparing, filing, prosecuting and maintaining same. If LICENSEE notified UNIVERSITY, as appropriate, that it does not intend to pay such costs, or if LICENSEE does not respond or make an effort to reach agreement, then UNIVERSITY, as appropriate, may file such application at its own expense and LICENSEE shall have no rights to such invention under this AGREEMENT or otherwise. UNIVERSITY, as appropriate, shall provide LICENSEE with a copy of the application filed for which LICENSEE has paid the cost of filing, as well as copies of any documents received or filed during prosecution thereof.

                  13.2 After consultation with BOARD, LICENSEE, at its sole expense, may prepare and file appropriate foreign patent applications to be owned by BOARD on LICENSED SUBJECT MATTER, or any portion thereof, subject to BOARD'S approval of the content of the application(s) and any amendments thereto. In addition, LICENSEE agrees to:

                           (a) Notify BOARD and UNIVERSITY of its intent to file
for patent(s) related to LICENSED SUBJECT MATTER at least thirty (30) days prior to applying for patent(s);

                           (b) Inform BOARD and UNIVERSITY of LICENSEE'S choice
of patent counsel to prepare and prosecute said patent application(s). Final approval of patent counsel shall rest with BOARD, whose approval shall not be unreasonably withheld;

                           (c) Subject to BOARD approval, prepare, file and
prosecute appropriate patent application(s) on the invention(s) and bear all such costs;

                           (d) Assign such patent application(s) to BOARD; and

                           (e) Provide BOARD and UNIVERSITY with a copy (or
copies) of all patent applications, as well as copies of any documents received or filed during prosecution thereof. LICENSEE will provide BOARD with the opportunity to review, approve and comment thereon.

                                XIV. CONSULTATION

                  14.1 LICENSEE'S DESIGNATED REPRESENTATIVE (hereinafter so called) for consultation and communications with INVENTORS shall be Dr. Arthur
P. Bollon or such other person as LICENSEE may from time to time designate in writing to UNIVERSITY.

                  14.2 Individual INVENTORS may act as consultants and advisors to LICENSEE on matters pertaining to transfer of LICENSED SUBJECT MATTER to LICENSEE under this AGREEMENT pursuant to UNIVERSITY'S normal rules and policies relating to consulting. Such consultation shall be carried out at times, locations and in a manner mutually agreed upon by individual INVENTORS


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and LICENSEE'S DESIGNATED REPRESENTATIVE. For such services, LICENSEE will enter into payment arrangements with each INVENTOR, such payments to be made in cash, subject to approval by UNIVERSITY, as appropriate, in accordance with internal rules, regulations and procedures, which approval will not be unreasonably withheld.

                  14.3 Any invention conceived and reduced to practice by INVENTORS during such consultation shall be the property of BOARD and shall fall within the option rights below.

                  14.4 Any invention conceived and reduced to practice jointly by LICENSEE'S employees or agents and INVENTORS shall be jointly owned by LICENSEE and BOARD and shall, respectively, fall within the option rights described below.

                  14.5 BOARD grants to LICENSEE an option to negotiate a worldwide, exclusive license to practice and use any and all inventions and know-how which fall under these option rights as described in Section 14.3 and
14.4. Such option shall be exercisable at any time by LICENSEE within one hundred- twenty (120) days after UNIVERSITY, as appropriate, notifies LICENSEE in writing of such invention. LICENSEE must exercise its option in writing according to the provisions in Section 16.2, identify the invention and/or know-how, and provide a written statement of its intention to develop the invention and/or know-how for public use as soon as practicable, consistent with sound and reasonable business practices and judgment. Upon exercise of each such option, BOARD and LICENSEE shall enter into negotiations of a license agreement based on the foregoing rights, which agreement shall include at least the following terms and conditions or terms and conditions similar to those set forth in this AGREEMENT:

                           (a) a commitment by LICENSEE to pay to BOARD a
reasonable amount of equity and/or running royalty on net sales;

                           (b) a commitment by LICENSEE to diligently develop
and commercialize the licensed invention and know-how. In the event LICENSEE does not achieve its commitment, its license shall terminate upon written notice by BOARD;

                           (c) a term that does not exceed any limits imposed by
law;

                           (d) retention by BOARD of the complete royalty-free
right to make and use any invention and know-how for teaching, research, or other educationally-related or academically-related purposes based on terms in 4.1(a) and 4.1(b);

                           (e) reservation of the rights of the government of
the United States of America, as set forth in Public Law 96-517, if applicable; and

                           (f) an indemnification by LICENSEE of UNIVERSITY
(including BOARD and SYSTEM) and their regents, officers, employees, and agents from all liability arising from LICENSEE'S development, marketing, manufacturing, use or sale of any invention or know-how.

                  14.6 In the event that an invention is conceived or reduced to practice during the consultation set out herein, UNIVERSITY, as appropriate, agrees to report such invention to LICENSEE within sixty (60) days of the identification of such invention. BOARD and LICENSEE shall thereupon exert their best efforts in cooperation with each other to investigate, evaluate and determine to the mutual satisfaction of both BOARD and LICENSEE whether any patent application(s) are to be filed.


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                  14.7 Both parties agree to negotiate in good faith to enter into a license agreement as soon as reasonably practicable after the exercise of such option.

                  14.8 If after discussion on any invention of which UNIVERSITY employee is sole or joint inventor, it is agreed by BOARD and LICENSEE that a patent application(s) should be filed, BOARD and LICENSEE will cooperate with each other in determining whether BOARD or LICENSEE should prepare, file, and prosecute patent application(s). If BOARD prepares, files and prosecutes patent application(s) on the invention, LICENSEE shall reimburse BOARD for such costs of such preparation, filing, prosecution and maintenance thereof. If LICENSEE notifies BOARD that it does not intend to pay such costs, or if LICENSEE does not respond within thirty (30) days of written notice from BOARD, then BOARD may file such application(s) at its own expense and LICENSEE shall have no rights, option or otherwise to such invention. BOARD shall provide LICENSEE with a copy of any application(s) filed for which LICENSEE has paid such costs, as well as copies of any documents received or filed during prosecution thereof.

                             XV. SPONSORED RESEARCH

                  LICENSEE and BOARD agree to begin diligently negotiating a Sponsored Research Agreement within ninety (90) days of the EFFECTIVE DATE of this AGREEMENT with the intent of concluding negotiations within six (6) months following the EFFECTIVE DATE of this AGREEMENT.

                                  XVI. GENERAL

                  16.1 This AGREEMENT constitutes the entire and only agreement between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

                  16.2 Any notice required by this License AGREEMENT shall be given by prepaid, first class, certified mail, return receipt requested, addressed in the case of BOARD TO:

                                BOARD OF REGENTS
                                The University of Texas System
                                201 West Seventh Street
                                Austin, TX 78701
                                Attn:   Intellectual Property Section
                                         Office of General Counsel

with a copy to:

                                University of Texas at Dallas
                                Marianne R. Woods, Ph.D.
                                Office of Sponsored Projects
                                P.O. Box 830688, M/S EC37
                                Richardson, TX  75083-0688

and

                                Mr. Robert L. Lovitt
                                Vice President for Business Affairs
                                University of Texas at Dallas
                                P.O. Box 830688
                                Richardson, TX  75083-0688

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or such other address as may be given from time to time under the terms of this notice provision.

                  16.3 LICENSEE shall comply with all applicable federal, state and local laws, regulations, and ordinances in connection with its activities pursuant to this AGREEMENT.

                  16.4 This License AGREEMENT shall be governed by and construed and enforced in accordance with the laws of the United States of America and the State of Texas.

                  16.5 Failure of the BOARD to enforce a right under this AGREEMENT shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

                  16.6 Headings included herein are for convenience only and not be used to construe this AGREEMENT.

                  16.7 If any provision of this AGREEMENT shall be found by a court to be void, invalid, or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this AGREEMENT.

                  IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

BOARD OF REGENTS OF THE                      CYTOCLONAL PHARMACEUTICS, INC.
UNIVERSITY OF TEXAS

/s/ Ray Farabee                              /s/ Arthur P. Bollon
----------------------------                 ------------------------------
Ray Farabee                                  Arthur P. Bollon
Vice Chancellor and Counsel                  Chief Executive Officer

Date:      6/10/96                           Date:      5-28-96
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APPROVED AS TO FORM:                         APPROVED AS TO CONTENT:

By: /Dudley R. Dobie Jr.                     By: /s/ Robert L. Lovitt
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   Dudley R. Dobie, Jr.                         Robert L. Lovitt
   Office of General Counsel                    Vice President for Business
                                                  Affairs

Date:    6/10/96                             Date: _________________________
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